Exhibit 5.1

Law Offices

JOEL BERNSTEIN, ESQ.

2666 Tigertail Avenue

Suite 104

Miami, FL 33133

June 30, 2011

American Electric Technologies, Inc.

6410 Long Drive

Houston, TX 77087

Greetings:

I have examined the Registration Statement on Form S-8 to be filed by American Electric Technologies, Inc., a Florida corporation, with the Securities and Exchange Commission (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 75,000 shares of your Common Stock (the “Shares”) to be issued pursuant to your 2007 Employee Stock Purchase Plan (the “Plan”).

As your counsel in connection with this transaction, I have examined the proceedings taken and am familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan. It is my opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each award under the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

I consent to the use of my name wherever appearing in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

/s/ Joel Bernstein